UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

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SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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SCPIE Holdings Inc.

A Proud Member of The SCPIE Companies

May 22, 2006

Dear Fellow Stockholders:

We would like to update you on the progress SCPIE has made and is continuing to make in executing its strategic business plan, so that you can better comprehend where the company stands in achieving its objectives and charting a course toward a successful future.

The sharply improved financial performance and significant increase in stockholder value that SCPIE continues to achieve is, and we believe will continue to be, reflected in the Company’s stock price and results of operations.

SCPIE’s Stock Price has Increased More than 150% Over the Last Three Years.

Stock price is one of the leading indicators of corporate value and market confidence in a company. Over the past several years, SCPIE’s stock price has increased dramatically. The closing price of SCPIE’s common stock on the New York Stock Exchange was $22.00 on May 18, 2006— a remarkable 93% increase from the closing price of $ 11.40 on the same day in 2005, and over two and one-half times the closing price of SCPIE’s common stock on the same day in 2004. The performance of SCPIE’s stock price from May 18, 2004 to May 18, 2006 is demonstrated in the graph below.

We believe that the dramatic increase in SCPIE’s stock price over the past several years reflects the strength of SCPIE’s core California medical malpractice insurance business, along with the specific strategies that have been put into place by SCPIE, as developed in a collaborative effort between the board members and our senior management team. We plan to continue to focus on our core business as we work diligently toward continuing this success into the future.

SCPIE is Delivering Strong and Improving Financial Results in Its Core Business.

An important indication of SCPIE’s success and progress is the financial results attributable to the performance of the Company’s core business. As reflected in the Company’s results for the year ended December 31, 2005 and the first quarter ended March 31, 2006, SCPIE’s financial performance is on an upward trajectory, and we believe the foundation is in place for sustained, long-term profitable growth. Among other notable achievements, SCPIE’s core healthcare liability insurance business produced an underwriting profit of $11.2 million for 2005, reflecting a marked improvement from an underwriting loss of $1.9 million for 2004. For the first quarter of 2006, the Company’s core healthcare liability insurance business posted an underwriting profit of $2.1 million, versus $121,000 in the comparable year-earlier period.

The success SCPIE has been experiencing also is reflected in the Company’s results of operations for 2005 and the first quarter of 2006. For 2005, SCPIE recorded net income of $3.5 million, equal to $0.36 per fully diluted share, a complete turnaround from last year’s net loss of $7.9 million, or $0.84 per fully diluted share. For the first quarter of 2006, SCPIE’s net income increased to $2.4 million, equal to $0.25 per fully diluted share, from $1.7 million, or $0.18 per fully diluted share, for the first quarter of 2005.

We believe the significant success SCPIE is experiencing is attributable to management’s and the Board’s strong commitment to the strategic business plan of enhancing SCPIE’s core California medical malpractice insurance business. Starting in 2002, SCPIE made a conscious decision to withdraw from its non-core businesses and since then has largely completed the withdrawal, having successfully discontinued all new and renewal business in those lines. As expected, one of the effects of the withdrawal from the non-core businesses has been a temporary decline in book value. However, we expect that this trend will reverse as SCPIE further implements its strategic business plan.

A contentious and disruptive stockholder who separately is seeking representation on the SCPIE Board of Directors, in assessing SCPIE’s performance, solely focuses on SCPIE’s book value. He does not address the most salient indication of a company’s value— its stock price. He has also emphasized that SCPIE should return its earnings to its stockholders through dividends or stock repurchases. We find this position puzzling and even contradictory to the stockholder’s other public statements in that declaring a special dividend or repurchase of SCPIE’s shares, such as he is suggesting, would have the effect of decreasing the company’s book value.

It is Critical to Provide Competitive Compensation For Valued Directors.

We believe it is critical to attract and retain top directors upon whose judgment the success of SCPIE’s business is largely dependent. SCPIE pays its non-employee directors compensation that is competitive to that paid in similar businesses. SCPIE’s non-employee directors receive a $35,000 per year retainer, along with reasonable meeting and committee fees and participation in SCPIE’s Equity Participation Plan. Our Compensation Committee periodically evaluates the Board’s compensation as compared with the board compensation of other similarly situated companies to ensure that SCPIE’s compensation remains competitive with that of other companies. The cash and equity compensation that SCPIE’s non-employee directors receive is not uncommon for companies like SCPIE. Furthermore, a blend of compensation that includes equity more closely aligns the interests of our directors with your interests as stockholders—as our stock price continues to rise, everyone benefits.

The Nominees for Election at this Year’s Annual Meeting Would

Further Strengthen the Board.

We have assembled an outstanding slate of nominees and strongly believe that election of these experienced, talented individuals is in the best interests of the Company and all of its stockholders. These nominees include two new candidates for independent director positions, Kaj Ahlmann and Elizabeth A. Murphy, and one of our current independent directors, Willis T. King, Jr. We are also enthusiastic about a third new independent director, Marshall Geller, whom we intend to appoint to the Board following this year’s Annual Meeting of Stockholders.

Both Messrs. Ahlmann and Geller and Ms. Murphy have extensive insurance and finance industry experience and pertinent business expertise that would significantly add to SCPIE’s strategic business plan. All three candidates offer a fresh perspective on how to continue to enhance stockholder value and keep SCPIE’s progress on its current successful path. We believe they would make significant contributions to SCPIE’s progress.

In contrast to our nominees – former insurance company and other senior executives, who bring insurance industry and financial expertise – the dissident stockholder’s slate is comprised primarily of lawyers. It does not appear to us that the dissident stockholder’s nominees have any particular expertise in the insurance industry.

The Board’s Recommendation:

As we look forward to completing another quarter in which we are successfully continuing to implement our strategic business plan, we also look ahead to strengthening the Board’s composition if our nominees are elected at the upcoming Annual Meeting of Stockholders.

We urge you to carefully review SCPIE’s proxy statement and vote FOR the Board’s nominees: Kaj Ahlmann, Willis T. King, Jr. and Elizabeth A. Murphy, by signing, dating and returning the enclosed WHITE proxy card.

Please discard any GOLD proxy card you may receive from the other group. We believe their comments are misplaced and their intentions not in your best interests.

If you need any assistance or have any questions, please call MacKenzie Partners, our information agent, toll-free at (800) 322-2885 or collect at (212) 929-5500, or call our investor relations office at (310) 551-5948.

Very truly yours,

Donald J. Zuk
President and Chief Executive Officer

Mitchell S. Karlan, M.D.
Chairman

Important Additional Information Filed with the SEC

On May 8, 2006, SCPIE filed a definitive proxy statement with the SEC and mailed it to SCPIE’s stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT SCPIE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Security holders are able to obtain a free copy of the proxy statement and other related documents filed by SCPIE at the SEC’s website at www.sec.gov. SCPIE’s proxy statement and other related documents may also be obtained from SCPIE free of charge by contacting SCPIE’s Communications Department at (310) 551-5942.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN SCPIE’S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MAY 8, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, WILLIAM A. RENERT, M.D. SOLD 1,895 SHARES OF SCPIE’S COMMON STOCK ON MAY 12, 2006.

Forward-Looking Statements

In addition to historical information, this letter contains forward-looking statements that are based upon SCPIE ‘s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Successful withdrawal from the assumed reinsurance business, expansion of liability insurance business in its principal market and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business, and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of SCPIE. SCPIE is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. Forward-looking statements also include statements herein regarding SCPIE’s upcoming Annual Meeting of Stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by SCPIE or any other person that SCPIE ‘s objectives or plans will be realized.